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EC-5 (Revised 11/12) Supercedes: 10/11 Alaska Air Group Code of Conduct and Ethics

OUR VALUES Our companies share complimentary values that define our character, guide decision-making and behavior, and underlie our relationships with our customers, shareholders, business partners, communities, and each other. ALASKA SPIRIT • PROFESSIONALISM • CARING RESOURCEFULNESS • INTEGRITY • HEART • PARTNERSHIP INNOVATION/INITIATIVE • CONTINUOUS IMPROVEMENT i

Alaska Air Group Code of Conduct and Ethics ii TABLE OF CONTENTS From the President and CEO ....................................................................................................................... iii 1. Understanding Our Code of Conduct and Ethics ..........................................................................................1 Applicability of the Code ................................................................................................................................1 Responsibility for Compliance ......................................................................................................................1 What is Expected .............................................................................................................................................1 Speak Up! Asking Questions and Reporting Concerns .............................................................................1 Who to Contact ............................................................................................................................................... 2 Retaliation Prohibited .................................................................................................................................... 3 Non-Punitive Reporting ................................................................................................................................. 3 2. Complying With Internal Policies and Procedures .......................................................................................4 3. Complying With Laws and Regulations ..........................................................................................................4 Regulations Affecting Our Industry .............................................................................................................4 Accuracy of Financial Reports and Other Public Communications ........................................................ 5 Insider Trading and Securities Laws ............................................................................................................ 5 Fair Competition and Antitrust Laws ......................................................................................................... 6 Anti-Corruption and Anti-Bribery Laws ..................................................................................................... 6 Health and Safety .............................................................................................................................................7 Drugs and Alcohol ...........................................................................................................................................7 Environmental Protection ..............................................................................................................................7 Harassment and Discrimination ................................................................................................................. 8 4. Cooperation With Government and Internal Investigations ...................................................................... 9 5. Protecting Company Information and Assets .............................................................................................10 Protection of Company Assets .....................................................................................................................10 Intellectual Property ......................................................................................................................................10 Confidential Information ............................................................................................................................ 11 Social Media and Other Online Activities ..................................................................................................12 No Expectation of Privacy .............................................................................................................................12 6. Avoiding Conflicts of Interest .........................................................................................................................13 Investments in Customers, Vendors and Business Partners ..................................................................13 Receiving Gifts and Other Business Courtesies ........................................................................................14 Giving Gifts and Other Business Courtesies .............................................................................................15 Congressional and Executive Branch Gifts ...............................................................................................15 Outside Employment or Directorship ........................................................................................................16 Participation in Civic or Political Activities ................................................................................................16 7. Corporate Opportunities .................................................................................................................................17 8. Fair Dealing .......................................................................................................................................................17 9. Waivers and Amendments .............................................................................................................................17

Alaska Air Group Code of Conduct and Ethics iii To: All Alaska Airlines and Horizon Air Employees When I think about what makes me most proud to be part of Alaska Air Group, at the very top of my list is that both Alaska Airlines and Horizon Air are committed to honesty, fairness and ethical behavior. The proof of that commitment is reflected again and again in the actions of individual employees doing the right thing in the right way, every day. The Alaska Air Group Code of Conduct and Ethics is an important tool that summarizes the rules, principles and behaviors that align with our core values. It is designed to promote a culture of open and honest communication and an environment where everyone feels comfortable raising questions or concerns about what constitutes ethical behavior. The expectation I have of myself, our company officers, board of directors and each of you is that we embrace the principles set forth in this document and use them to guide our actions. If uncertain about how a situation should be handled, I expect that you will ask for help – or, if that is not possible, use your best judgment to do the right thing for our customers, suppliers and other employees. And I want each of you to know that when you do that, you can expect the leadership of this company to stand behind you. I hope you are as proud to be identified with our values as I am. Doing business in a way that is consistent with these values has been fundamental to our past success and is foundational to a bright future as we continue to build trust and credibility among ourselves and the communities where we live. Please take a few minutes to review the Code of Conduct and discuss any questions you may have with your supervisor or call the Ethics & Compliance Hotline at (888) 738-1915. Brad Tilden President and CEO

1 Alaska Air Group Code of Conduct and Ethics 1. UNDERSTANDING OUR CODE OF CONDUCT AND ETHICS Applicability of the Code The Alaska Air Group Code of Conduct and Ethics (“Code”) applies to all employees, officers and directors of Alaska Air Group, Alaska Airlines and Horizon Air (the “Company”). Unless expressly stated otherwise, references to “you”, “employees”, or “we” are meant to include all members of these groups. Responsibility for Compliance Your compliance with the Code is mandatory. Violations may be grounds for discipline, up to and including dismissal. Conduct that violates the Code may also violate the law. This could result in severe civil and/or criminal consequences for you and/or the Company. What is Expected As employees of the Company, we must be committed to observing the highest standards of business and personal ethics, while at all times promoting the best interests of the Company. Read, understand and follow the principles in the Code. Perform your duties in an honest, courteous manner while abiding by all applicable laws, regulations and Company policies. Act with dignity and respect toward others. Avoid situations that may involve, or give the appearance of involving, a conflict between personal interests and the interests of our Company. Additional Expectations for Management. If you manage others, you also have a responsibility to help your employees understand and comply with the Code, and to foster an open and supportive environment where employees feel comfortable asking questions and raising concerns. Managers should be alert to any situation that may violate the Code, Company policy, law or regulation and take prompt action to address such situations. Managers must never engage in or tolerate retaliation against anyone raising concerns or making a report in good faith about an ethical or compliance issue. We have a commitment to our employees, our customers and our shareholders to behave ethically and in compliance with the law.”

2 Alaska Air Group Code of Conduct and Ethics Speak Up! Asking Questions and Reporting Concerns The principles in our Code are not meant to be exhaustive or address every possible situation, but are provided as a guide to the many laws and key policies that govern doing business in a legal and ethical manner. You may encounter situations where the right choice or course of action is not perfectly clear. You should ask questions and seek clarification if you are ever in doubt. If you have a reasonable concern that there has been a violation of law, regulation, this Code or other Company policy, you have a duty to report it. Who to Contact If you have questions about the Code or have concerns about conduct you believe may violate the Code, Company policy, or any law or regulation, it is important that you raise those questions or concerns through one of the many resources available to you. You are encouraged to contact any of the following to seek guidance or report a concern: • Talk to your supervisor. Your supervisor is the best person to speak to first. Your supervisor should be able to answer your questions and help you determine whether there is an issue, and if so, what steps to take next. • Talk to another member of the management team within your division. • Contact Human Resources. • Contact the department identified in the relevant section of this Code (Corporate Affairs, Internal Audit or the Safety Division, for example). • Contact your division Compliance Representative (C-Team member). Most divisions have an individual(s) tasked with overseeing compliance responsibilities applicable to that division. • Contact the Office of Ethics and Compliance at (206) 392-5021 or AAG.Compliance@AlaskaAir.com. The Ethics and Compliance Hotline is another resource where you can ask questions, seek clarification, or report concerns. The Hotline is available 24 hours a day, seven days a week, and is independently operated to help ensure confidentiality. Reports can be submitted by calling the toll-free telephone number(s) or by logging on to the secure web page. Reports can be made anonymously, if you wish. Telephone calls and/or online reports are never recorded or traced. All reports will be forwarded to the Company for prompt response. If you are not sure if something raises an ethical issue, one way to give yourself a quick “gut-check” is to ask yourself the following questions: • Is my decision consistent with our Values? • Would I be comfortable telling my friends, family and coworkers what I did? • Would I feel right if a coworker, vendor or business partner acted this way toward me? • Will this affect my ability or motivation to always act in the best interest of the Company? • Would I like to see my actions - or inaction - described on the evening news or in the newspaper? ETHICS & COMPLIANCE HOTLINE File a Report by Phone Toll-free in the U.S. and Canada: (888) 738-1915 Mexico: 001 (866) 737-6850 (answered in English) Mexico: 001 (800) 840-7907 (answered in Spanish) File a Report Online: www.AAG.ethicspoint.com

3 Alaska Air Group Code of Conduct and Ethics When you file a report through the Hotline, your concern will be reviewed promptly and an appropriate inquiry will be initiated. Your concerns will be handled discreetly and information shared only with those who have a need to know, such as those who may be involved in answering your questions or investigating issues you raise. Nothing in this Code prohibits employees from exercising their legal right to contact any governmental agency on a confidential basis when they have reasonable concerns regarding the legal or safety implications of any action taken by employees or any other person acting on behalf of the Company. The Company also encourages employees to bring such concerns to the attention of any member of management (including any member of the Company’s Safety Division) in keeping with its open door policy. Such concerns will be treated confidentially whenever possible, and no retaliation or harassment of employees voicing such concerns will be tolerated. If you are an employee whose concern is regulated by a collective bargaining agreement, it is necessary that you follow the procedures and remedies available under that agreement. Retaliation Prohibited The Company does not tolerate retaliation of any kind for raising concerns or making a report in good faith about an ethical or compliance issue. To be made in “good faith” does not mean you have to be right; however, it does mean you have to provide complete and accurate information and you have to have a reasonable belief that it may be true. Non-punitive Reporting We recognize that no one is perfect, and sometimes mistakes are made. The Company’s policy is to encourage people to report compliance issues involving their own conduct. In support of that goal, we have a number of non-punitive, self-reporting programs. They include: • Aviation Safety Action Programs (ASAP) • Alaska Airlines Error Reporting System • Horizon Air Employee Safety Reporting Program (ESRP) Remember that you must meet the standards of a specific non-punitive reporting program to be entitled to its protections. Self reporting is not, by itself, a way of avoiding the consequences of conduct or performance issues that do not meet the criteria of a non-punitive reporting program. If you have questions about the applicability of any of these programs, you should talk to your supervisor, contact the Safety Division, or contact the Office of Ethics and Compliance. Q&A Q. I heard some information about a co-worker that concerns me. The information came from a reliable source, but I don’t know if it is true. If it is, I believe my co-worker would be violating company policies. Should I report the situation even if I am not completely sure it is true? A. Yes. We should all be careful to not participate in, or encourage, the spread of rumors about our co-workers. However, employees have an obligation under the Code to report possible violations. As a first step, you should report this to your supervisor. If you have any concerns about discussing this with your local management, contact your division leadership, Human Resources, or the Office of Ethics and Compliance. Either way, your report will be taken seriously and investigated.

4 Alaska Air Group Code of Conduct and Ethics FOR MORE INFORMATION:2. COMPLYING WITH INTERNAL POLICIES AND PROCEDURES In addition to laws and regulations, we all have an obligation to understand and follow internal Company policies and procedures that apply to our positions and performance of our duties. Alaska Airlines’ System Regulations is available online at www.alaskasworld.com. Horizon Air policies are available online at www.onyourhorizon.com. Additionally, operating divisions and many business units have their own manuals covering workgroup-specific policies and procedures. Talk to your supervisor to make sure you have received copies of applicable policies and procedures, know how to access them, and have an opportunity to review them and ask questions. 3. COMPLYING WITH LAWS AND REGULATIONS Our business is far-reaching and complex. The airline industry is highly regulated – federal, state and local agencies, as well as the governments of other countries where we do business, regulate us and have jurisdiction over virtually every aspect of our operation, under a wide array of laws and regulations. It is your responsibility to be aware of the laws and regulations that apply to your work for the Company. The sections below are by no means exhaustive, but they cover some of the significant laws and regulations that may affect you. If you are unsure about whether an action you are considering is compliant with the law or applicable regulation, or is otherwise appropriate, you should talk to your supervisor, call the Legal Department or contact the Office of Ethics and Compliance. Regulations Affecting Our Industry Federal Aviation Regulations govern many facets of how we operate and maintain our aircraft, and conduct our ground operations. Department of Homeland Security regulations govern the security and international travel of our passengers, employees, and aircraft. Department of Transportation regulations govern airline consumer protection requirements, such as how we handle delayed, cancelled or overbooked flights, how we accommodate passengers with disabilities, and how we advertise our schedules and fares. These regulations, along with many more, affect nearly every employee within the Company. Particularly affected are those employees in the Flight Operations, Inflight, Maintenance and Engineering, Customer Services, Finance and Marketing divisions. Strict adherence to governmental regulations and Company policy and procedures is key to meeting our primary corporate goal of safety and compliance. Policies/Manuals: • Alaska Airlines System Regulations, and other division specific manuals, are located on alaskasworld.com, under “Manuals & Forms”. • Horizon Air policies and manuals are located on onyourhorizon.com.

5 Alaska Air Group Code of Conduct and Ethics Q&A Accuracy of Financial Reports and Other Public Communications As a publicly traded company, it is critical that we provide complete, accurate, and timely information concerning Alaska Air Group. We communicate this information in a variety of ways, including reports filed with the U.S. Securities and Exchange Commission (SEC), press releases, webcasts, and industry and financial conferences. Even if you do not directly prepare these reports and communications, you may be involved in the process of recording or gathering the underlying information. Anyone involved in the process of keeping, analyzing, booking, collecting or recording financial information must do so strictly in accordance with applicable accounting rules and Company procedures. If you are asked to perform, or observe someone else performing, one of these functions in a way that you believe to be misleading, fraudulent, or otherwise inconsistent with proper practice, you should refuse to do so, and report the request or observation to one of the many resources available to you. Insider Trading and Securities Laws You may own Alaska Air Group stock through an employee stock purchase plan, your 401(k), or individual investment activities. It is critical that every investor in Alaska Air Group be able to make investment decisions on a level playing field, which means with the same access to material information. We must never trade, or encourage others to trade, in the stock of Alaska Air Group based on material inside information. It is also improper to trade or encourage others to trade in the stock of another entity while having knowledge of material inside information about that entity gained through your employment with the Company. Insider trading may result in disciplinary action and/or civil or criminal sanctions by state or federal authorities. Some of you, by virtue of your position at the Company, may be subject to stock trading windows and blackout periods. You should make sure that you are aware of and abide by any such restrictions. The Company’s Regulation FD Policy, as required by the SEC, limits what we can say to brokers, analysts, bankers and other financial professionals without simultaneously disclosing it to the public. You should not disclose any material inside information about the Company unless that information is being broadly disclosed to the public at the same time. If you have any questions about the appropriate course of action, you should contact the General Counsel’s office for clarification and/or guidance. Q. I have been asked to report and log data in a way that seems to be misleading because it doesn’t accurately report the “whole picture”. I don’t want to be responsible for incorrect or misleading reports. What should I do? A. Talk with your manager or someone else in your division leadership. It is important to always report data accurately and correctly. It’s also important to follow proper procedure in reporting data. Your manager and/or division leadership should be able to clearly explain the methodology used so that you fully understand how you are complying with the reporting requirements. If you still have concerns or questions, contact the Legal Department or Office of Ethics and Compliance. Q. What exactly is “material inside information”? A. “Inside” means not publicly available. “Material” means information that would be important to a reasonable investor in making a decision to buy or sell Alaska Air Group stock. For example, this could include financial results not yet released, route or schedule information or changes in alliances or partnerships. FOR MORE INFORMATION: Policies/Manuals: • Financial Control (System Regulations 5.000) • News Media Policy (System Regulations 1.400 and QX Policies/Guidelines) • Insider Trading Policy (System Regulations 11.200 and QX Policies/Guidelines) • Regulation FD Summary and Statement of Policy (System Regulations 11.400)

6 Alaska Air Group Code of Conduct and Ethics Fair Competition and Antitrust Laws We are committed to conducting our business in compliance with all federal and state antitrust laws. These laws regulate the actions and relationships between and among competitors, suppliers, and customers and prohibit certain conduct deemed to be anti-competitive. Antitrust laws prohibit agreements or understandings with competitors that unreasonably restrain trade. These include agreements to fix prices, divide markets, allocate customers, restrict capacity or refuse to deal with certain customers or suppliers. In addition, exclusive arrangements and preferential treatment of one customer who is a competitor of other customers may present antitrust risks and must be carefully reviewed. You should not engage in any discussion or non-verbal communication (e.g., price signaling) with competitors concerning these or similar subjects without prior approval from the Legal Department. It is sometimes permissible for codeshare partners to discuss and agree upon some of these subjects, but you should check with the Legal Department before engaging in such discussions. Because antitrust laws are exceedingly complex, it is not possible to detail the full scope of these laws. A bedrock principle is that any communication, coordination or agreement (whether verbal or not) that tends to artificially decrease competition or enhance monopoly power is suspect and may be illegal, and should be avoided unless approved by the Legal Department. Anti-Corruption and Anti-Bribery Laws We are committed to complying with the U.S Foreign Corrupt Practices Act (FCPA) and similar foreign anti- corruption laws. In general, these laws prohibit bribes or giving anything of value to any foreign official or anyone else, in order to influence a decision or act, obtain or keep business, or to secure any improper advantage for the Company. These laws apply to the Company and individual employees and carry significant criminal and civil penalties for violations. Compliance with these laws requires strict adherence to Company policy and guidelines. Employees, and all agents working on behalf of the Company, must not directly or indirectly, authorize, offer, or promise to pay or give anything of value -- such as money, gifts or services (which could include waived fees, upgrades, or other business courtesies) -- if the purpose is to gain a business advantage for the Company. Any such offer or payment could be determined to be a bribe under various anti-corruption laws. Rules for conducting business with foreign officials are stricter. The definition of a “Foreign Official” under these laws is very broad, but can include: • any employee of a foreign national, regional or local government; • any employee of a company that is government-owned or government-controlled; • any employee of a public international organization (such as the United Nations or International Monetary Fund); • any person acting in an official capacity for any government; or • any political party official or candidate. Local customs or business practices do not relieve you, the Company or our agents from complying with U.S. and foreign anti-corruption laws. If there is a conflict between a local law and U.S. law or regulation, contact the Legal Department to determine the appropriate action. For further guidance on anti-corruption compliance, contact the Legal Department. Q&A Q. I represent the company on a committee made up of representatives from multiple airlines. At one of our meetings, a representative from another carrier proposed that we all impose a ticket surcharge to off-set the high cost of fuel. Is this okay? A. No. Antitrust laws strictly prohibit competitors from agreeing upon price or a component of price. If you find yourself in this situation, you should depart the meeting or explicitly state that Alaska cannot discuss rates or fees with its competitors. FOR MORE INFORMATION: Policies/Manuals: • Antitrust Policy (System Regulations 11.600 and QX Policies/Guidelines)

7 Alaska Air Group Code of Conduct and Ethics Q&A Health and Safety The safety of our employees and customers is the Company’s highest concern. Company policy requires that we comply with all health and safety laws and regulations, provide and require the use of proper safety equipment and procedures, and insist that all work be done in a safe and responsible manner. You will find in many circumstances that Company policy exceeds what is required by law. Every employee has the duty – and authority – to refrain from, or stop, any work activity if safety or hazardous problems are suspected, until those concerns are resolved. A safe work environment also means a workplace free from violence. We must never engage in or tolerate any form of violence. Threats or intimidation of employees, vendors and/or customers will not be tolerated. Employees are prohibited from making threats or engaging in violent activities, such as fighting or intentionally damaging Company property or the property of another employee. Drugs and Alcohol You must report to work free from the influence of any substance that could prevent you from performing your job duties in a safe and effective manner. You must not use or be in possession of illegal/prohibited drugs or unsealed containers of alcohol while at work or on duty. Additionally, employees who perform certain safety-sensitive duties are subject to DOT/FAA drug and alcohol regulations. All employees are responsible for knowing the specific restrictions that apply to their position in the Company. Alcohol served at Company functions is allowed in some circumstances with prior permission. If any alcohol is consumed at a Company event, you must observe pre-duty use rules and are not allowed to return to work that same day. Environmental Protection We are committed to complying with all federal, state and local environmental laws in the applicable jurisdictions in which we operate. We also strive to do much more. We are committed to leading our industry in environmental stewardship. We believe that environmental responsibility is an essential part of being a responsible corporate citizen and is a natural fit with our corporate values and our customers’ expectations. We are building a culture where sustainable environmental practices are integrated into our business of providing safe, reliable air transportation with the best-in-class service and the best customer experience. We are working to measurably reduce our impact on the environment through waste reduction and recycling, and energy conservation in equipment and facilities. Be familiar with the environmental policies and requirements that are specific to your duties and work location. Q. Company safety policies for our location are more restrictive than what is required by law. I understand safety is our top priority, but isn’t following the law enough? A. Safety and Compliance has been, and remains, our number one goal. In many situations we establish policies that exceed the minimum federal, state or local standards. Going the extra mile in an effort to reduce or eliminate risks for our employees is very much in keeping with our values. Q. I have concerns that a co-worker has a substance abuse problem and may be consuming alcohol during work hours. I’d rather not get involved. What should I do? A. Employees who observe, are aware of, or have a concern that a co-worker is under the influence of drugs and/or alcohol at work must immediately report this to a supervisor on a confidential basis. If you cannot report this to your supervisor, contact another member of your leadership team or Human Resources. FOR MORE INFORMATION: Policies/Manuals: • AAG Safety Manual • AAG Environmental Manual • Safety and Health Policy (QX Policies/Guidelines) • Violence in the Workplace (QX Policies/Guidelines) • Human Resources Guide (System Regulations 2.000) • Drug and Alcohol Policy (System Regulations and QX Policies/Guidelines)

8 Alaska Air Group Code of Conduct and Ethics Q&A Harassment and Discrimination The Company is an equal opportunity employer. This means we are committed to providing equal consideration in all employment decisions (including, but not limited to, recruiting, hiring, training, promotions, pay practices, benefits, disciplinary actions and terminations) without regard to age, race, color, gender, national origin, religion, marital status, sexual orientation, disability, veteran status or any other classification protected by federal, state, or local laws. We are dedicated to providing a positive, respectful and inclusive work environment where employees feel valued, committed and connected. We will not tolerate any form of discrimination or harassment that encourages or could create an offensive, hostile or intimidating work environment. Harassment can take many forms, such as offensive or derogatory jokes or slurs; unwelcome gestures or physical contact; or displaying or circulating derogatory or offensive materials. The Company’s policy prohibiting harassment and discrimination applies to the workplace as well as work-related settings, such as Company-sponsored or authorized events. Acts of discrimination and harassment not only violate our Company values and policies, but may also violate federal, state, and local laws and are strictly prohibited. You are responsible for ensuring your conduct is free from any actions that constitute harassment or discrimination. If you manage others, you are responsible for promoting a work environment where harassment or discrimination is not tolerated. We are an Equal Opportunity Employer that recognizes the value of a diverse workforce.” Q. One of my co-workers tells jokes that are offensive to me and others in my work group. I have tried to ignore this hoping it would stop, but is hasn’t. What else can I do? A. If you are comfortable talking to your co-worker about this, you should. If not, talk to your supervisor, or contact your HR Field Team representative or the Office of Ethics and Compliance for help in handling this situation. FOR MORE INFORMATION: Policies/Manuals: • Human Resources Guide (System Regulations 2.000) • Anti-Harassment Policy (QX Policies/Guidelines) • Equal Employment Opportunity (QX Policies/Guidelines) • Disability Accommodation Program (QX Policies/Guidelines)

9 Alaska Air Group Code of Conduct and Ethics Q&A 4. COOPERATION WITH GOVERNMENT AND INTERNAL INVESTIGATIONS The Company is subject to many interactions that are a part of our ordinary relationship with various regulatory agencies (such as the FAA, TSA, IRS and DOT). If you receive a routine request for information as part of an agency’s normal oversight of the Company, you should inform your manager and coordinate with your division’s compliance representative. In addition, a regulatory or law enforcement agency may request information and/or documents as part of an investigation of the Company or another firm, individual or Company employee. They may even show up, unannounced, at your workplace. It is our policy to cooperate with such investigations, consistent with our legal rights to defend the Company and its employees. If you receive a subpoena, letter, phone call, personal visit or other request from a government or law enforcement agency for such information, you should contact the Legal Division immediately. Internal Investigations You are also required to cooperate fully with internal investigations concerning possible violations of law or Company policy. Consistent with all investigations, this includes not destroying or altering documents, producing all requested documents, and being forthcoming and truthful in response to questions from authorized Company personnel. Q. I just received a “Legal Hold Memo”. Can you tell me more about this and what it means? A. When there is a lawsuit pending, or in some other legal matters, the company has an obligation to preserve related documents and ensure they do not get destroyed, deleted or modified. “Documents” are generally defined very broadly and include data stored in various formats. It is important that you read the hold memo carefully and take the necessary steps to preserve the data identified. This often means retaining documents longer than the Records Management Program stipulates. If it is determined that the company has failed to preserve these documents, severe penalties or adverse rulings may result. Employees may face discipline, up to and including dismissal, for failing to properly preserve documents. You should contact the Legal Department if you have any questions about how to comply. Policies/Manuals: • Response to Requests for Documents, Records and Information (System Regulations 1.550) • Law Enforcement Requests for Information (System Regulations 9.200) FOR MORE INFORMATION:

10 Alaska Air Group Code of Conduct and Ethics FOR MORE INFORMATION: Q&A 5. PROTECTING COMPANY INFORMATION AND ASSETS Protection of Company Assets Company assets include financial assets, physical assets such as buildings, vehicles, office and computing equipment, as well as intangible assets such as computer software and databases, information stored, created, or transmitted on company or personally owned equipment, proprietary information and intellectual property, such as trademarks, copyrights and patents. Preventing the loss, damage, misuse, or theft of the Company's assets and records is the responsibility of every employee. You must use Company assets only for conducting legitimate Company business and not for personal matters. Incidental use of items such as photocopiers, email and telephone is permitted, provided it does not result in a material expense to the Company or distract from the performance of your job. Intellectual Property Protection of the Company’s intellectual property, including trademarks, patents, copyrights, trade secrets and business methodologies, is essential to maintaining the Company’s competitive advantage. Any intellectual property you create for the Company in the course of your employment belongs to the Company. This is considered “work product” and includes, without limitation, ideas, inventions, improvements, computer code and other proprietary technology, manuals, trade and service marks, artwork, advertising copy or any works of authorship. This work product is Company property if it is developed or created on company time, as part of your duties or through use of Company resources or information you learned through your employment. You may not, without the express consent of the Company, license, assign or use intellectual property developed in the course of employment at the Company for your own gain or to compete with the Company, and you must treat it with the same care as other confidential information. Likewise, all intellectual property created by contractors or outside consultants employed by the Company should transfer to the benefit of the Company. It is essential that any necessary release or agreement be in place before any work begins. Our trademarks are vital assets and important components of our brand and identity. All employees, as well as our business partners, should help protect them. Anyone wishing to use a Company trademark must first obtain written permission and clearance by the Legal and/or Marketing departments prior to use. We respect the proprietary rights of others. Be sure that you have authorization before you use third-party copyrighted materials or trademarks. You may not use, copy, distribute, or modify trademarks, copyrighted materials or any other intellectual property of third parties unless the Company obtains the prior written consent of the owner. Q. I read an article in a trade publication that is exactly on point to what we are talking about at our next staff meeting. I didn’t see any type of copyright notice in the article. Is it alright to make copies to distribute at the meeting? A. Unless there is specific copying approval granted in the article, copyright protections generally prevent further copying for distribution without the permission of the author and/or publisher. Almost all things are copyright protected the moment they are written with no notice required. Check with the Legal Department on how to obtain permission or on how else to share the information properly. Policies/Manuals: • Safeguarding Company Property (QX Policies/Guidelines) • Intellectual Property (System Regulations 2.130 and QX Policies/Guidelines) • Technology and Information Security Policy (System Regulations 10.600 and QX Policies/Guidelines)

11 Alaska Air Group Code of Conduct and Ethics Confidential Information Through your employment with the Company, you will gain knowledge and information that has not been made public and is proprietary. You may learn of, or gain access to, Confidential Information through verbal discussions, hard-copy or electronic documents, or other data. For purposes of simplicity, we refer to this information collectively as “Confidential Information”. Confidential Information includes, but is not limited to, personal employee information (such as performance records or payroll information), customer information, financial or operating statistics, existing and future marketing and planning strategies, new products or services in development, internal Company manuals, contracts or other details of business relationships, patent or technological developments, or any other information which, if disclosed, could jeopardize the Company’s competitive position or cause harm to an individual’s identity. You are responsible for protecting Confidential Information, and for limiting access to those who have a need to know in order to do their jobs. Confidential Information should be used only for legitimate Company purposes and never for personal benefit or in any other inappropriate way. You should never disclose Confidential Information to anyone, internally or outside the Company, unless authorized to do so. Avoid discussing or otherwise transmitting Confidential Information in common areas of your workplace, during travel, or in other public areas. Confidential Information should be stored and disposed of securely. Disclosure of Confidential Information outside the Company should be limited to those situations where there is a legal obligation to do so, or where the receiver has a need to know and has signed a Non-Disclosure Agreement in advance, which has been approved by the Legal Department. You must exercise the same care when in possession of Confidential Information of third parties that the Company has rightfully received under non-disclosure or other agreements. For further guidance on how to properly retain and manage Confidential Information, contact Privacy & Security or the Legal Department. Q&A Q. Is it okay to send confidential information to an authorized recipient via email? A. Yes. You may use email if you activate and use “AAG Secure” encryption when sharing authorized confidential information, including PII (personally identifying information) of our customers or employees. You should also confirm that all other requirements in the Technology & Information Security Policy have been met.

12 Alaska Air Group Code of Conduct and Ethics Q&A Q. I am on Facebook a lot and like to share information about my job with friends and family. But I’m not sure exactly what is okay to share and what is not. How do I know what’s okay? A. As a rule of thumb, any information that is publicly available is generally okay to share. For example, we encourage all employees to “Like” Alaska Airlines and Horizon Air on Facebook to keep current with what company representatives and customers are talking about. This is also a great way to know about - and share - current sales, promotions or new offerings. What’s not okay to share is any confidential or proprietary information about our company, customers, or suppliers. This could include specific work activities or information discussed in business meetings or through other internal- only communications. If you have questions about whether a particular subject is appropriate to discuss online, you should talk it over with your manager. Q. Is it okay to post recommendations about hotels or other travel destinations? A. Yes, it is fine to share your personal opinions. Keep in mind, you should use “I” statements and make it clear that you are not speaking on behalf of Alaska or Horizon. You can do this by adding a simple disclaimer: “These are my personal opinions and do not necessarily reflect those of my employer.” Q. I recently saw some negative postings about the company online. I’d like to voice my opinion to help set the record straight. Is this okay? A. No. While it is tempting to want to join the conversation and respond immediately, please do not respond to negative postings about the company online. What you can do, however, is forward a link of the conversation to Customer Care and/or Corporate Communications. This will help the company be consistent and timely in our responses and ensure that the correct individuals are involved. Q. I keep a few files relating to a personal business venture on my computer hard drive. Since the folder is marked “personal” and each file is password protected, this will remain private and only accessible to me, correct? A. No, not necessarily. Any information stored on company-owned equipment (or transmitted through company systems) is considered the property of Alaska or Horizon. The company reserves the right to access and review any information stored on its computing resources at any time, even if it is password protected. FOR MORE INFORMATION: Policies/Manuals: • Technology and Information Security Policy (System Regulations 10.600 and QX Policies/Guidelines) • Guide to Online Etiquette (alaskasworld.com) • News Media Policy (System Regulations 1.400 and QX Policies/Guidelines) Social Media and Other Online Activities You must be mindful to use social media and other online activities in a way that is consistent with our Company policies. You should not disclose confidential or private information about the Company, companies we do business with, our customers or co-workers. If your profile or any posting includes information that may identify you as an employee, be clear that the views posted are your own and not those of the Company. When speaking about the Company, always be truthful and accurate. No Expectation of Privacy When you create, send or store information in Company computers, physical files or other resources, you must not have an expectation of privacy in that information, even if it is password-protected. The Company reserves the right to monitor, store, access and review all email, electronic and physical files and other information created or received by you on our premises or equipment. This could include personal emails, file shares and other information. Consistent with applicable law, we may disclose all such information to law enforcement agencies or other third parties at our discretion for any reason.

13 Alaska Air Group Code of Conduct and Ethics Q&A 6. AVOIDING CONFLICTS OF INTEREST A conflict of interest occurs when your personal interests or activities, or those of your immediate family members, interfere with your ability to make sound and objective decisions in the best interest of the Company. You should avoid activities that create – or appear to create – a conflict of interest with the Company. Even with the best of intentions, the appearance of a conflict of interest can damage the Company’s reputation, and yours. Investments in Customers, Vendors and Business Partners It is the Company’s policy to award business solely on the basis of legitimate business considerations, including quality, service and competitive price. You and your immediate family members should avoid investments or other financial activities that could interfere, or appear to interfere, with your ability to remain objective and loyal to the Company. Likewise, the Company’s choice of suppliers, vendors and partners must not be influenced or appear to be influenced by the personal interests or activities of employees or their immediate families. Examples of conflicts of interests, prohibited under the Code, include but are not limited to: • The Company will not transact business (other than the provision of airline services) with another entity as a supplier, customer or vendor when that entity is owned (greater than 1%) by an employee or an immediate family member of an employee, without the prior written consent of the Compliance Officer. • Employees may not own a material interest (1% or more) in a competitor of the Company, without the prior written consent of the Compliance Officer. • Employees may not make a loan to, or receive a loan from, any entity that the Company does, or seeks to do business with, other than with established banking or other lending institutions on terms available to the institution’s customers generally. Q. The company recently hired my brother- in-law. No one knows we’re related and I had nothing to do with his hiring. It turns out we’ll be working together on a new project, but focused on different areas. Do I need to disclose our relationship? A. There is no policy requiring disclosure. However, to avoid even the appearance of nepotism (favoritism shown because of a personal relationship), you should. It is always better to disclose any relationship. That way any potential ill feelings or concerns can be avoided. Q. My wife manages a company that can offer Alaska much better service and lower costs than the vendor we’re using now for certain uniform pieces. Is it okay for her to approach the company to become a supplier? A. Generally, the company prohibits buying products and services from Alaska or Horizon employees, their immediate families and close relatives. Doing so may put the company’s reputation for integrity and fairness at risk. However, if you are not part of the decision making process, and both you and your wife disclose your relationship, she is not prohibited from submitting a bid or business proposal. In these circumstances, if after weighing all considerations, the final decision maker believes it is in the best interest of the company to award the contract to an employee or their relative, he/she may do so after obtaining the prior written consent of the Compliance Officer.

14 Alaska Air Group Code of Conduct and Ethics Q&A Receiving Gifts and Other Business Courtesies Accepting gifts or other business courtesies where the receipt of such is in any way related to the fact that you are affiliated with the Company is another situation where your interests may become, or appear to become, conflicted as this could be construed as an attempt to improperly influence your business decisions. Gifts or business courtesies may include such things as discounts, passes, use of equipment/facilities, personal favors, meals, drinks or entertainment, such as tickets to cultural or sporting events. Pass privileges pursuant to interline agreements between Alaska Airlines/ Horizon Air and other air carriers are exempted as are “travel industry discount” rates at hotels, car rentals and the like that are generally available to persons involved in the travel industry. Since business decisions at the Company must always be made solely on the basis of legitimate business interests, you must be very aware and cautious in any circumstances that include the offer of gifts or business courtesies. Because it is not always clear what gifts and/or business courtesies are acceptable, decisions to accept or decline the offer of a gift or courtesy require the exercise of sound judgment and good business sense. You must therefore make every effort to assure that your decision is appropriate. In some circumstances the exchange of gifts or courtesies is acceptable. Sometimes, for example, sound business strategy dictates the development of a good working relationship with a vendor or supplier. Opportunities to enhance the business relationship through participation in social, cultural or sporting events as the guest of a vendor or supplier may be warranted so long as it is reasonable and appropriate under the circumstances. In your business dealings, you may never accept a gift or gratuity of cash or a cash equivalent (such as credit cards or gift cards). Note: a gift card of minimal value, $25 or less, may be accepted so long as all other guidelines and criteria related to business gifts and courtesies are met. Many decisions are not so clear. Here are some general guidelines and criteria for you to follow: • You and your immediate family may not accept a gift or business courtesy if the acceptance of such a gift could reasonably be seen to influence or limit your ability to make business decisions based solely on the best interest of the Company. If challenged, the determination on reasonableness in the context of this guideline will be made by the Compliance Officer in consultation with the appropriate division officer, Executive Committee member or the Chairperson of the Board’s Audit Committee. • You should be particularly cautious in accepting gifts or courtesies where you are involved in, or actively participate in, business decisions to purchase goods or services from the offeror. All offers from entities where you are the decision maker or purchaser from that entity must be disclosed to your division vice president and to the Compliance Officer. • You may only accept a gift or business courtesy if it is within the range of usual and customary gifts and business courtesies that are exchanged in similar circumstances in the industry. • Acceptance of gifts or business courtesies valued at greater than $250 must be disclosed, in writing, to your supervisor. Q. A company vendor is co-sponsoring a trade- show and has invited me to attend as their guest. This is a four day, out of town, event that will give me an opportunity to get to know this and other vendors better, in addition to an opportunity to network and socialize with industry peers. Is it okay to attend this event? A. The decision is best made between you and your division leadership. You should discuss this with your manager and/or division vice president. If the value of this trip is greater than $500, you must obtain approval in writing by your division vice president after consultation with the Compliance Officer.

15 Alaska Air Group Code of Conduct and Ethics • Acceptance of gifts or business courtesies valued at greater than $500 must be approved in advance in writing by the division vice president (vice presidents should gain approval from the appropriate Executive Committee member, Executive Committee members need approval from the CEO; and the CEO must seek approval from the Compliance Officer). Determinations for approval of gifts or courtesies under this section must be made in consultation with the Compliance Officer. • You may not solicit gifts or business courtesies from anyone conducting business with the Company, or anyone who seeks to do business with the Company. Certain divisions may, from time to time, set more restrictive policies related to the acceptance and giving of gifts for employees of that division. If you have any hesitation or need guidance on the appropriateness of a gift or business courtesy, you should disclose the offer and discuss it with your supervisor or with the Compliance Officer. Any gift or courtesy that is accepted without proper disclosure or approval and is later determined to be outside of these guidelines may lead to discipline, up to and including dismissal. FOR MORE INFORMATION: Policies/Manuals: • Congressional and Executive Branch Gift Policy (System Regulations 11.500 and QX Policies/Guidelines) Giving Gifts and Other Business Courtesies Gifts and business courtesies offered or given by or on behalf of the Company must support the legitimate business interests of the Company and must be reasonable and appropriate under the circumstances. No gift should be given, no matter how modest, if it could reasonably be construed as an attempt to improperly promote the Company’s business. You should also ask about and be sensitive to the gift policy of the firm with which you are doing business. Congressional and Executive Branch Gifts There are strict rules that apply when conducting business with U.S. government officials. Company policy prohibits employees, acting in their professional capacity, from giving any gifts to Members of Congress, their staff or federal Executive Branch officials. This prohibition includes giving gifts of even nominal value (e.g. promotional items, upgrades, waiving fees, etc.). Similar limits exist for gifts to most state and local officials. Although there are limited exceptions, you must obtain prior approval from the Government/Public Affairs Department prior to offering any gift under any such exception.

16 Alaska Air Group Code of Conduct and Ethics Outside Employment or Directorship Remember, a conflict of interest exists if your outside business interests can affect – or appear to affect – your ability to make decisions in the best interest of the Company. Therefore, you may not take a second job with an outside organization if such employment would create an actual or perceived conflict of interest such as employment with a supplier, customer or competitor. You may not act as a consultant to any such entity, nor may you engage in your own business, when such business could cause a potential conflict with the Company’s interests. While these arrangements are generally discouraged, there may be specific and limited circumstances in which they are approved. Such approval must be granted in writing, and in advance, by your division vice president. Similarly, you must obtain the prior written consent of your division officer (or Executive Committee member, where appropriate; Executive Committee members need approval from the CEO) before establishing other business affiliations, such as serving as an officer or on the board of directors of a supplier, customer or competitor, or any entity with which the Company does business (other than the provision of airline services). In instances where the CEO is offered any such opportunity he/she will seek the approval of the Governance/Nominating Committee of the Board before accepting such an offer. In order to assure consistency, the division officer and/ or Executive Committee member must consult with the Compliance Officer before granting permission for any outside employment or business affiliations as described above. Even when the other entity is not a supplier, customer or competitor, if the opportunity for an outside business affiliation (e.g. board of director position) arises directly out of your affiliation with the Company, you should disclose the opportunity to your supervisor before accepting the position. In all cases, you are prohibited from holding a second job with, or becoming an officer or board member of, any outside entity where such activity distracts from optimum performance of your job at the Company or may reasonably be seen as negatively impacting the Company’s image and/ or reputation. Determinations on the propriety of second jobs or business affiliations arising under this paragraph are to be made by the division officer in consultation with the Compliance Officer. Where there is a determination that the FOR MORE INFORMATION: Policies/Manuals: • Employment (Human Resources Guide: System Regulations 2.103) • Corporate Governance Guidelines, online at alaskaair.com second job or outside business affiliation may not be taken out of concern for the Company’s image or reputation, the employee may ask to have the Executive Committee review that determination. When outside employment and business affiliations are approved, employees remain subject to all confidentiality agreements and requirements to protect proprietary or confidential information of the Company. If you engage in other gainful employment while on medical leave from the Company without prior written permission from the Company and union, if applicable, except employees on approved special assignments considered to be in the interest of the Company, you will be considered to have resigned from the Company and, if applicable, your name will be removed from the related seniority roster(s). Board Members of the Company may, of course, have outside employment and have other affiliations with business or charitable organizations. All such relationships should be consistent with the Company’s Corporate Governance Guidelines. Participation in Civic or Political Activities Participation in public affairs (such as holding an office in local government or voicing your opinion at a city council meeting) and political activities (such as attending a fundraising event for a particular political party or candidate) must be conducted on your own time and in your personal capacity. Your public or political activities must not interfere with your job performance or create an actual or potential conflict of interest for the Company. Elected officers of the Company may authorize public or political contributions on behalf of the Company, subject to the prior approval of the Government/Public Affairs Department or the General Counsel.

17 Alaska Air Group Code of Conduct and Ethics 7. CORPORATE OPPORTUNITIES A corporate opportunity is a potential business dealing with a third party that may be beneficial to the Company. We expect that if a corporate opportunity arises in the course of your employment with or service for the Company, you will first present that opportunity to the Company. If the Company declines to take advantage of the opportunity, you may present it to another entity with which you are connected, or pursue on your own. 8. FAIR DEALING It is necessary for our success that we compete vigorously with our competitors and strive for the best possible terms with our vendors and business partners. At the same time, we should deal fairly with others in pursuing these goals. This means demonstrating integrity, honoring our commitments and not taking unfair advantage of others. You should avoid manipulation, misuse of proprietary information, misrepresentation of material facts and other abusive practices. One way to look at this issue is to ask, “Are we behaving like a company that we would want to do business with?” 9. WAIVERS AND AMENDMENTS No provision of this Code may be waived except by the Compliance Officer, in consultation with the applicable division vice president or Executive Committee member. Waivers involving officers or members of the Board of Directors must be approved by the AAG Audit Committee. The Company will publicly disclose any waiver given to an executive officer or Board Member. The principles and supporting policies referenced in this Code may change from time to time. Employees are responsible for knowing and complying with current laws, regulations, policies and procedures that govern our work. Substantive changes to the Code require approval and adoption by the AAG Audit Committee. The most current version of the Code will be published internally as part of Alaska Airlines’ System Regulations, Horizon Air’s Policies/ Guidelines, and will be available to the public via www.alaskaair.com.

©2012 Alaska Air Group, Inc. All Rights Reserved.